Exhibit 10.1

BEST BUY CO., INC.
LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT
FOR NON-U.S. DIRECTORS
Award Date:

This Long-Term Incentive Program Agreement, including any country-specific terms and conditions contained in the appendix hereto (collectively, the “Agreement”), dated the date set forth above (the “Award Date”), is between Best Buy Co., Inc., a Minnesota corporation, (“Best Buy” or the “Company”), and the individual (“you” or the “Participant”) whose name is set forth in the Award Notification you received from the Company (the “Award Notification”). The Award Notification is included in and made a part of this Agreement.

1.
Grant of Award. In consideration of your service on the Board of Directors of the Company (“Board”), the Company hereby grants to you the award set forth in the Award Notification (the “Award”) subject to the terms and conditions of this Agreement and the Best Buy Co., Inc. 2014 Omnibus Incentive Plan (the “Plan”). In the event of any conflict between this Agreement and the Plan, the Plan will govern. By your acceptance of this Award, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

2.	Restricted Stock Units. A “Restricted Stock Unit” is a right to receive a share of the Company’s common stock (“Share”) upon the lapse of the restrictions set forth in this Agreement.

(a)
Restrictions. During the time you serve on the Board (the “Holding Period”), the Restricted Stock Units are subject to the restrictions described in this Agreement and the Plan (the “Restrictions”). During the Holding Period, the Restricted Stock Units may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or hypothecated (whether by operation of law or otherwise) or otherwise conveyed or encumbered, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition contrary to the provisions this Agreement or the Plan, or the levy of any execution, attachment or similar process upon the Restricted Stock Units, shall be void and unenforceable against the Company. The Restricted Stock Units are subject to forfeiture to Best Buy as provided in this Agreement and the Plan.

(b)
Vesting. Except as otherwise set forth herein, so long as your service on the Board continues, the Restricted Stock Units shall vest in accordance with the vesting schedule stated in the Award Notification. If your service on the Board is terminated for any reason other than Cause, a pro rata portion (based on your length of service during the applicable vesting period) of any unvested Restricted Stock Units will vest as of such termination date. If your service on the Board is terminated for Cause, all Restricted Stock Units, whether vested or not as of the date of termination pursuant to the vesting schedule, will be forfeited as of the date of termination.

(c)
Issuance of Shares; Holding Period. Within 30 days from the end of the Holding Period, the Shares underlying the Restricted Stock Units that have vested as of the end of the Holding Period will be delivered to you.

3.
Restrictive Covenants and Remedies. By accepting the Award, you specifically agree to the restrictive covenants contained in this Section 3 (the “Restrictive Covenants”) and you agree that the Restrictive Covenants and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company Group.

(a)
Confidentiality. In consideration of the Award, you acknowledge that the Company Group operates in a competitive environment and has a substantial interest in protecting its Confidential Information, and you agree, during your service to the Company and thereafter, to maintain the confidentiality of the Company Group’s Confidential Information and to use such Confidential Information for the exclusive benefit of the Company Group.

(b)	Non-Solicitation. During the Holding Period and for one year following the termination of your service on the Board, you shall not:

(i)	induce or attempt to induce any employee of the Company Group to leave the employ of Company Group, or in any way interfere adversely with the relationship between any such employee and Company Group;

(ii)	induce or attempt to induce any employee of Company Group to work for, render services to, provide advice to, or supply Confidential Information of Company Group to any third Person;

(iii)	employ, or otherwise pay for services rendered by, any employee of Company Group in any business enterprise with which you may be associated, connected or affiliated;

(iv)
induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Company Group to cease doing business with Company Group, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and Company Group; or

(v)
assist, solicit, or encourage any other Person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by you. In particular, you will not, directly or indirectly, induce any employee of Company Group to carry out any such activity.

(c)
Partial Invalidity. If any portion of this Section 3 is determined by any court of competent jurisdiction to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such court in such action. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(d)
Remedy for Breach. You agree that a breach of any of the Restrictive Covenants would cause material and irreparable harm to the Company Group that would be difficult or impossible to measure, and that monetary damages for any such harm would, therefore, be an inadequate remedy. Accordingly, you agree that if you breach any Restrictive Covenant, the Company Group shall be entitled, in addition to and without limitation upon all other remedies the Company Group may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to the

Company Group in lieu of, or prior to or pending, determination in any arbitration proceeding. You further agree that the duration of the Restrictive Covenant shall be extended by the same amount of time that you are in breach of any Restrictive Covenant.

(e)	Claw Back & Recovery.

(i)
In the event (i) you breach any of the Restrictive Covenants, (ii) you engage in conduct materially adverse to the interests of the Company, including any material violations of any Company policy, (iii) you engage in intentional misconduct that caused or contributed to the restatement of any financial statements of the Company, (iv) you materially violate the terms of any agreement to which you and a member of the Company Group is a party or (v) you engage in a criminal act, fraud, or violation of any securities laws, then notwithstanding any other provision of this Agreement to the contrary, the Company, in its sole discretion, may take one or more of the following actions with respect to your Award (and shall, in any event, take all action required by applicable law):

(A)	cause the immediate forfeiture of any of your then unvested Restricted Stock Units;

(B)	require you to immediately return to the Company any Shares issued under any Restricted Stock Units that are still under your control; and

(C)
require you to promptly pay to the Company an amount equal to the fair market value of all Shares included in your Award that are no longer under your control (as measured on the date of issuance of any Shares issued under any Restricted Stock Units).

(ii)	The Committee shall have sole discretion to determine what constitutes the conduct described in Section 3(e)(i) above.

(iii)
In addition to the Company’s rights set forth above, you agree your Award and the value of any portion of your Award no longer under your control shall be subject to recovery or other penalties pursuant to (i) any Company clawback policy, as may be adopted or amended from time to time, or (ii) any applicable law, rule or regulation, or applicable stock exchange rule, including without limitation, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(f)
Right of Set Off. By accepting the Award, you agree that any member of the Company Group may set off any amount owed to you (including fees or other compensation, fringe benefits or vacation pay) against any amounts you owe under this Section 3. You also agree that if the Company does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to immediately pay the unpaid balance to the Company.

4.	General Terms and Conditions.

(a)
Rights as a Shareholder. You will have no rights as a shareholder with respect to any Shares issuable under the Restricted Stock Units until you have actually received such Shares in accordance with the terms of this Agreement and the Plan. This means that you will not have the right to vote as a shareholder nor the right to receive dividend payments. Upon issuance of Shares, you will have all of the rights of a shareholder with respect to the Shares unless Shares are forfeited or recovered under this Agreement or the Plan.

(b)	Nature of Grant. In accepting the Award, you acknowledge, understand and agree that:

(i)	the Plan is established voluntarily by Best Buy, it is discretionary in nature and it may be modified, amended, suspended or terminated by Best Buy at any time;

(ii)
the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(iii)	all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of Best Buy;

(iv)	you are voluntarily participating in the Plan;

(v)
the Award and your participation in the Plan will not create a right to continued service on the Board or derogate from any right of Best Buy’s shareholders to remove you from the Board at any time in accordance with Best Buy’s bylaws and any applicable law;

(vi)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(vii)	no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from your ceasing to provide service to Best Buy (for any reason whatsoever);

(viii)
unless otherwise provided in the Plan or by Best Buy in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(ix)
Best Buy shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

(c)	Participant’s Acknowledgements.

(i)
Committee’s Sole Discretion. The Committee has sole discretion to make decisions regarding your Award, and to interpret all terms of this Agreement. You agree that all decisions regarding and interpretations of this Agreement by the Committee are binding, conclusive, final and non-appealable.

(ii)	Taxes.

(A)
Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company. You further acknowledge that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the issuance of Shares upon settlement of the Restricted Stock Units, the subsequent sale of such Shares and the receipt of any dividends; and (b) does not commit to and is under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(B)
To the extent the Company has a withholding obligation with respect to Tax-Related Items, you authorize the Company or its agent, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)	withholding from any cash compensation paid to you by the Company;

(2)
withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(3)	withholding in Shares to be issued upon settlement of the Restricted Stock Units.

The Committee shall establish the method of withholding from alternatives (1) – (3) above and, if the Committee does not exercise its discretion prior to the applicable withholding event, then you shall be entitled to elect the method of withholding from the alternatives above.

In the event there is a relevant taxable event for which the Company does not withhold amounts needed to satisfy obligations with respect to Tax-Related Items, you agree to pay or make adequate arrangements satisfactory to the Company to satisfy such obligations.

(C)
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

(D)
You shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means described in this Section 4(c)(ii). The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

(E)
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You acknowledge that the grant, vesting or any payment with respect to the Award, and the sale or other disposition of the Shares acquired as a result of the Award may have tax consequences under federal, state, local or international tax laws. You further acknowledge that you are relying solely on your own professional tax and investment advisors with respect to any and all such matters (and are not relying, in any manner, on the Company or any of its employees or representatives). You understand and agree that any and all Tax-Related Items are solely your responsibility without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse you for such Tax-Related Items.

(d)
Severability. In the event that any provision in the Plan or this Agreement is held to be invalid, illegal or unenforceable or would disqualify the Plan or this Agreement under any law, the invalid, illegal or unenforceable provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or this Agreement, such provision shall be stricken as to the applicable jurisdiction or Shares, and the remainder of the Plan or this Agreement shall remain in full force and effect.

(e)
Governing Law, Jurisdiction and Venue. The laws of Minnesota, without regard to the conflict of law provisions, shall apply to all questions concerning this Agreement. You and the Company agree that the state and federal courts located in the State of Minnesota shall have personal jurisdiction over the parties to this Agreement, and that the sole venues to adjudicate any dispute arising under this Agreement shall be the District Courts of Hennepin County, State of Minnesota and the United States District Court for the District of Minnesota; and each party waives any argument that any other forum would be more convenient or proper.

(f)
Costs of Enforcement. In addition to any other remedy to which any member of the Company Group is entitled under this Agreement, you agree that the Company Group shall be entitled to recover from you any costs, expenses (including reasonable legal fees) or disbursements reasonably incurred by the Company Group to enforce any provision of this Agreement, or to otherwise defend itself from any claim brought by you or any of your beneficiaries against any member of the Company Group under any provision of this Agreement.

(g)
Appendix. Notwithstanding any provisions in this Agreement, the grant of the Award shall be subject to any special terms and conditions set forth in the attached country-specific appendix to this Agreement (the “Appendix”). If you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

(h)
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(i)
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that Best Buy shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of the Shares.

(j)
Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding Best Buy (as defined by applicable laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Best Buy insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

(k)
Waiver. You acknowledge that a waiver by Best Buy of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other award recipient.

(l)
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other award materials by Best Buy for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Best Buy may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in Best Buy, details of all awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Fidelity or such other stock plan service provider as may be selected by Best Buy in the future, which is assisting Best Buy with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting the Best Buy Legal Department, at 7601 Penn Avenue South, Richfield, MN 55423 U.S. You authorize Best Buy, Fidelity (or such other broker designated by Best Buy) and any other possible recipients which may assist Best Buy (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Best Buy Legal Department. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your relationship and status with the Company will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you the Award or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Best Buy Legal Department.

(m)
Electronic Delivery and Participation. Best Buy may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Best Buy or a third party designated by Best Buy. Further, the parties hereto shall be entitled to rely on delivery of a facsimile or other electronic copy of this Agreement, and delivery by either party of such facsimile or electronic copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.

(n)
Language. If you have received this Agreement, or any other document related to your Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(o)
Foreign Asset/Account Reporting Requirements; Exchange Controls. Your country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares pursuant to the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of the Shares) in a brokerage or bank account outside your country. You understand that you may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with all such requirements, and that you should consult your personal legal and tax advisors on this matter.

5.	Definitions. Capitalized terms used but not defined in this Agreement are defined in the Plan or, if not defined therein, will have the following meanings:

(a)	“Cause” for termination of your service with the Company Group shall, solely for purposes of this Agreement, is deemed to exist if you:

(i)	are charged with, convicted of or enter a plea of guilty or nolo contendere to: (a) a felony (or a crime of comparable magnitude under applicable law), (b) any crime involving moral turpitude,

dishonesty, breach of trust or unethical business conduct, or (c) any crime involving the business of the Company Group;

(ii)
in the performance of your duties for the Company Group or otherwise to the detriment of the Company Group, engage in: (a) dishonesty that is harmful to the Company Group, monetarily or otherwise, (b) willful or gross misconduct, (c) willful or gross neglect, (d) fraud, (e) misappropriation, (f) embezzlement, or (g) theft;

(iii)	disobey the directions of the Board, or any individual or individuals the Board authorizes to act on its or their behalf, acting within the scope of its or their authority;

(iv)	fail to comply with the policies or practices of the Company Group;

(v)	are adjudicated in any civil suit, or acknowledge in writing in any agreement or stipulation, to have committed any theft, embezzlement, fraud, or other act of dishonesty involving any other Person;

(vi)	are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its or their behalf, to have engaged in a pattern of poor performance;

(vii)
are determined, in the sole judgment of the Board or any individual or individuals the Board authorizes to act on its or their behalf, to have willfully engaged in conduct that is harmful to the Company Group, monetarily or otherwise;

(viii)	breach any provision of this Agreement or any other agreement between you and any member of the Company Group; or

(ix)	engage in any activity intended to benefit any entity at the expense of the Company Group or intended to benefit any competitor of the Company Group.

All determinations and other decisions relating to Cause (as defined above) for termination of your service shall be within the sole discretion of the Board or any individual or individuals the Board authorizes to act on its behalf; and shall be final, conclusive and binding upon you. In the event that there exists Cause (as defined above), the Company may terminate this Agreement immediately, upon written notification of such termination for Cause, given to you by the Board or any individual or individuals the Board authorizes to act on its behalf.

(b)	“Company Group” means, collectively, Best Buy Co, Inc. and its subsidiaries.

(c)	“Committee” means the Compensation and Human Resources Committee of the Board of Directors of Best Buy Co., Inc.

(d)
“Confidential Information” means all “Confidential Information” as that term is defined in Best Buy’s Confidentiality Policy, and includes, without limitation, any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized relating to trade secrets, customer lists, records and other information regarding customers, price lists and pricing policies, financial information, records, ledgers and information, purchase orders, agreements and related data, business development and strategic plans, products and technologies, product tests, manufacturing costs, product or service pricing, sales and marketing plans, research and development plans, personnel and employment records, files, data and policies (regardless of whether the information pertains to you or employees of the Company Group), tax information, business and sales methods and operations, business correspondence, memoranda and other records, inventions, improvements and discoveries, processes and methods, business operations and related data formulae, computer records and related data, know-how, research and development, trademark, technology, technical information, copyrighted material, and any other confidential or proprietary data and information which you encounter during your service, all of which are held, possessed and/or owned by the Company Group and all of which are used in the operations and business of the Company Group. Confidential Information does not include information which is or becomes generally known within the Company Group’s industry through no act or omission by you.

COUNTRY-SPECIFIC APPENDIX
TO
LONG-TERM INCENTIVE PROGRAM AWARD AGREEMENT
FOR NON-U.S. DIRECTORS

Capitalized terms not defined in this Appendix have the meanings set forth in the Plan and Section 5 of the Agreement.

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to you under the Plan if you are in one of the countries listed below.

If you are a citizen or resident of a country other than the one in which you are currently residing and/or providing services, transfer locations after the Restricted Stock Units were granted to you, or are considered a resident of another country for local law purposes, the terms and conditions contained herein may not be applicable to you, and Best Buy shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to your Restricted Stock Units.

NOTIFICATIONS

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of June 2016. Such laws are often complex and change frequently. As a result, it is strongly recommended that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the Restricted Stock Units. This Appendix does not address any general reporting requirements that may apply to you with respect to currency transfers into your country (unless there are reporting requirements that apply specifically to the Shares that may be acquired under the Plan).

In addition, the information contained herein is general in nature and may not apply to your particular situation, and Best Buy is not in a position to assure you of a particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently residing and/or providing services, transfer locations after the Restricted Stock Unites were granted to you or are considered a resident of another country for local law purposes, the information herein may not be applicable to you in the same manner.

UNITED KINGDOM
TERMS AND CONDITIONS
Issuance of Shares; Holding Period. This provision supplements Section 2(c) of the Agreement:
Notwithstanding any discretion in the Plan, Restricted Stock Units are payable in Shares only, and shall not be paid in cash.